EXHIBIT 99.1


DELTA APPAREL REPORTS FOURTH QUARTER AND FISCAL YEAR 2003 RESULTS

DULUTH, Ga.--(BUSINESS WIRE)--August 12, 2003--Delta Apparel, Inc. (AMEX-DLA) announces basic and diluted earnings per share of $1.50 and $1.45, respectively, for the fiscal year ended June 28, 2003, a two cent increase over the upper range of the previously announced expected basic earnings of $1.43 to $1.48 per share.

For the quarter ended June 28, 2003, the Company recorded sales of $36.8 million, a decrease of $6.6 million, or 15.3%, from the prior year quarter. During the quarter, pricing in the marketplace continued to decrease, causing Delta Apparel's average selling prices to decline 8.4% from the prior year quarter. The price declines were primarily in the basic white and colored tees. In the beginning of the quarter, the Company did not participate in many of the competitor price promotions causing unit volume to decrease by 7.5% from the prior year quarter. Delta Apparel's specialty tees and private label programs continued to generate good margins and helped offset declining margins on basic tees. Gross profit as a percentage of net sales decreased to 18.3% for the fourth fiscal quarter from 19.3% in the prior year quarter. The lower gross margin was the result of the lower selling prices, offset partially by lower cotton costs.

Selling, general and administrative costs were $3.9 million for the quarter ended June 28, 2003, an increase of $0.5 million from $3.4 million in the prior year quarter. Distribution expenses increased $0.3 million, primarily the result of the new Florida distribution center that opened in February. Bad debt expense increased $0.4 million primarily due to slower payments from customers attributed to the depressed retail climate. General and administrative expenses decreased $0.4 million primarily due to lower management incentives resulting from the lower operating earnings during the quarter.

Other expense for the quarter ended June 28, 2003 was $40 thousand compared to other income of $0.7 million in the prior year quarter. During the prior year quarter, the Company recognized a gain of $0.3 million on cotton options that were purchased in April 2002. In addition, the Company received final payment on an installment sale of a previously idle manufacturing facility, resulting in a gain of $0.3 million.

Operating earnings for the quarter were $2.8 million, down $2.8 million from the prior year quarter primarily from the decrease in gross margin and other income and increase in selling, general and administrative expenses.

Interest expense was $204 thousand for the quarter, compared to $153 thousand in the prior year quarter. The increase in interest expense resulted from an increase in the average debt outstanding, partially offset by a reduction in the average interest rates.

The effective tax rate on pretax income for the quarter ended June 28, 2003 was 37.7% compared to 30.0% in the prior year quarter. In the quarter ended June 29,

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2002, the Company reversed a valuation  allowance  against $8.7 million in state net operating loss carryforwards. This reduced the effective tax rate for the quarter ended June 29, 2002 to 30.0%.

Net earnings for the quarter were $1.6 million, or 4.4% of sales, down from $3.9 million, or 8.9% of sales, for the prior year quarter. Basic and diluted earnings per share for the quarter ended June 28, 2003 were $0.41 and $0.39 per share on 4.01 million and 4.15 million shares, respectively. Basic and diluted earnings per share for the quarter ended June 29, 2002 were $0.97 and $0.92 on
3.98 million and 4.20 million shares, respectively. On June 28, 2003, the Company had 4.04 million shares outstanding.

Sales for the year ended June 28, 2003 were $129.5 million, down $2.1 million, or 1.6% from the prior year. Operating earnings for fiscal year 2003 were $10.6 million, up $0.2 million, or 2.1%, from the prior year.

The effective tax rate on pretax income for the year ended June 28, 2003 was 38.3% compared to 33.0% for the prior year. During the quarter ended June 29, 2002, the Company reversed the valuation allowance against $8.7 million in state net operating loss carryforwards, as the Company believed these state net operating losses would be used in the upcoming years. This reduced the effective tax rate for the year ended June 29, 2002 to 33.0%.

Net earnings for the year ended June 28, 2003 were $6.1 million, down $0.4 million from the prior year. Basic and diluted earnings per share for the year ended June 28, 2003 were $1.50 and $1.45 per share on 4.05 million and 4.18 million shares, respectively. Basic and diluted earnings per share for the year ended June 29, 2002 were $1.48 and $1.42 per share on 4.37 million and 4.56 million shares, respectively.

Inventories  on June 28, 2003 were $47.2  million,  an increase of $11.7 million from $35.5 million on June 29, 2002. The Company built higher levels of inventory in the first half of the fiscal year in expectation of increased sales over the prior year. The Company did not meet its sales volume expectations during the fourth quarter, resulting in an increase in finished goods of $7.4 million from June 29, 2002. In-process inventory at June 28, 2003 increased $6.1 million from June 29, 2002 as inventory levels were increased to support expected sales growth. The Company's raw material inventory decreased $3.0 million during the quarter ended June 28, 2003, and is $1.8 million lower than at June 29, 2002. Beginning in the fourth quarter of the prior year, the Company began increasing its raw material inventory to take advantage of lower cotton prices and to support its increased textile capacity. During the quarter ended June 28, 2003, the Company decreased its raw material inventory to levels that it expects to maintain during fiscal year 2004.

During the year ended June 28, 2003, the Company purchased 130,204 shares of its stock through its Stock Repurchase Program. The stock was purchased at an average cost of $14.74 per share. The Company did not purchase any shares in its fourth quarter.


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Robert W. Humphreys,  President and CEO,  commented,  "Our fourth fiscal quarter results were hurt by the lower pricing being driven by the higher inventory levels in the pipeline. Average selling prices for the quarter were down 8.4% from the prior year. We expect pricing to remain depressed until excess inventories are worked through the retail market. In response, we have escalated our emphasis on cost reductions in order to offset the impact of the lower pricing. We continue to decrease our participation in the distributor market, which accounted for approximately 10% of our sales in the quarter. New customer growth continued at a strong pace for the quarter and was up 49% for the year. New product sales continued to increase with good margins. We feel that our continued efforts to grow our non-commodity business and increase sales to our direct customers will serve us well in the future."

Commenting on the Company's recently announced agreement to acquire the M.J. Soffe Company, Mr. Humphreys said, "We have made considerable progress related to the due diligence and financing arrangements for the acquisition of the Soffe Company. We expect to be able to close the acquisition in September 2003."

Delta Apparel, Inc. is a vertically integrated manufacturer and marketer of high quality knit apparel. The Company specializes in selling undecorated T-shirts, golf shirts and tank tops to screen printers, private label accounts and distributors. Delta Apparel has operations in six states, two company-operated sewing facilities in Honduras and one company-operated sewing facility in Mexico. The Company employs about 3,200 worldwide.


Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on Delta Apparel's expectations and are necessarily dependent upon assumptions, estimates and data that the Company believes are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as with respect to environmental matters and similar items) and other risks described from time to time in the Company's reports filed with the Securities and Exchange Commission. There is also the business risk that the Soffe acquisition may not be able to be completed as described above. In addition, there are risks and uncertainties associated with the Soffe business that may not be known at this time. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. The Company does not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

Contact: Delta Apparel, Inc.
         Herb Mueller  678/775-6900

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SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
                                                                 Three Months Ended                     Twelve Months Ended
                                                             June 28,           June 29,           June 28,           June 29,
                                                               2003               2002               2003               2002
                                                             --------           --------           --------           --------

Net Sales                                                 $     36,766         $   43,390          $  129,521       $    131,601
Cost of Goods Sold                                              30,037             35,012             105,552            110,273
                                                          ------------         ----------          ----------       ------------
Gross Margin                                                     6,729              8,378              23,969             21,328

SG&A                                                             3,867              3,391              13,220             11,807
Other Expense (Income)                                              40               (667)                194               (816)
                                                          ------------         ----------          ----------       ------------
Operating Income                                                 2,822              5,654              10,555             10,337

Interest Expense                                                   204                153                 732                677
Taxes                                                              986              1,648               3,760              3,188

                                                          ------------         ----------          ----------       ------------
Net Income                                                $      1,632         $    3,853          $    6,063       $      6,472
                                                          ============         ==========          ==========       ============

Weighted Average Shares Outstanding *
      Basic                                                      4,013              3,984               4,045             4,368
      Diluted                                                    4,149              4,196               4,176             4,562

Net Income per Common Share
      Basic                                               $       0.41         $     0.97          $     1.50       $      1.48
      Diluted                                             $       0.39         $     0.92          $     1.45       $      1.42



                                                                                                   June 28,           June 29,
                                                                                                     2003               2002
                                                                                                   --------           --------
Current Assets
      Cash                                                                                        $    203           $   4,102
      Receivables, Net                                                                              22,196              22,812
      Income Tax Receivable                                                                            434                   -
      Inventories                                                                                   47,174              35,483
      Deferred Income Taxes                                                                            620               1,119
      Other Assets                                                                                   1,689               1,835
                                                                                                  --------           ---------
Total Current Assets                                                                                72,316              65,351

Noncurrent Assets
      Property, Plant & Equipment, Net                                                              22,077              22,992
      Other Noncurrent Assets                                                                           54                   3
                                                                                                  --------           ---------
Total Noncurrent Assets                                                                             22,131              22,995

                                                                                                  --------           ---------
Total Assets                                                                                      $ 94,447           $  88,346
                                                                                                  ========           =========


Current Liabilities
      Current Portion of Long Term Debt                                                           $  2,000           $  2,000
      Income Tax Payable                                                                                 -              1,860
      Other Current Liabilities                                                                     16,033             17,718
                                                                                                  --------           --------
Total Current Liabilities                                                                           18,033             21,578

Noncurrent Liabilities
      Long-Term Debt                                                                                 7,865              3,667
      Deferred Income Taxes                                                                          1,162                700
      Other Noncurrent Liabilities                                                                   1,418              1,123
                                                                                                  --------           --------
Total Noncurrent Liabilities                                                                        10,445              5,490

Stockholders' Equity                                                                                65,969             61,278

                                                                                                  --------           --------
Total Liabilities and Stockholders' Equity                                                        $ 94,447           $ 88,346
                                                                                                  ========           ========

*   Adjusted for 2-for-1 stock split effective as of September 20, 2002

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